Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (Registration No. 333-195386) declared effective on June 5, 2014, which has been incorporated by reference in this Registration Statement on Form S-3 of 22nd Century Group, Inc. and Subsidiaries for the registration of up to $2,936,357 additional aggregate dollar amount of common stock and warrants and to the incorporation by reference therein of our report dated February 18, 2016 with respect to the consolidated financial statements of 22nd Century Group, Inc. and Subsidiaries as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015, which appear in its Annual Report Form 10-K filed with the Securities and Exchange Commission.

The report of Freed Maxick CPAs, P.C. dated February 18, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expressed an opinion that 22nd Century Group, Inc. had not maintained effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/ Freed Maxick CPAs, P.C.

Buffalo, NY

October 14, 2016